MutualFirst Financial, Inc. Announces Increased Cash Dividend And Stock Repurchase Program

MUNCIE, Ind., Feb. 19, 2016 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $ .14 per share, a 17% increase, for the first quarter of 2016. The dividend will be payable on March 25, 2016 to shareholders of record on March 11, 2016.

"MutualFirst continues to build momentum, which is reflected in the increased dividend," CEO David Heeter commented. The Company and its subsidiary MutualBank are well capitalized and strong by all regulatory standards.

MutualFirst Financial, Inc. has also announced its intention today to repurchase up to 375,000 shares or approximately 5% of its outstanding shares in the open market and in privately negotiated transactions. These shares will be purchased from time to time over a twelve-month period depending upon market conditions.

David W. Heeter, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, MutualBank. Mr. Heeter stated, "We believe that the disciplined repurchase of our shares represents an attractive investment opportunity that will benefit the Company and our stockholders."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-one full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF." Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO, (765) 747-2945